006 Putnam Vista Fund attachment
1/31/04 semi-annual

Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short-term trading activity. During the funds period ended January 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $78,913.

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

74U1	(000s omitted)

Class A	254,938
Class B	112,396
Class C	5,386

74U2	(000s omitted)

Class M	6,650
Class R	-
Class Y	65,170

74V1

Class A	8.25
Class B	7.29
Class C	7.95

74V2

Class M	7.73
Class R	8.24
Class Y	8.54